Exhibit 10.3

CONSULTING AGREEMENT

AGREEMENT, made effective this October 1st 2024 by and between CERo Therapeutics Holdings, Inc., a Delaware corporation having a place of business at 201 Haskins Way, Suite 230, South San Francisco, CA 94080 (“Company”), and Andrew Albert Kucharchuk, an individual having his principal place of business at [Omitted] (“Consultant”) The Company and the Consultant are referred to herein collectively as the “Parties,” and individually, each as a “Party.” Unless the context otherwise requires, references to the “Company” shall be deemed to refer to the Company and CERo (as defined below).

WHEREAS, the Company desires to retain the Consultant for consulting services in connection with the business affairs of CERo an exempted company incorporated under the laws of the Delaware (“CERo”), which the Company controls, on a non-exclusive basis, and the Consultant is willing to undertake to provide such services as hereinafter fully set forth:

WITNESSETH

NOW THEREFORE, the Company hereby engages the Consultant, and the Consultant hereby accept such engagement, as an independent contractor to provide certain services to the Company on the terms and conditions set forth in this Agreement. The Parties agree as follows:

1.	Initial Term: This Agreement shall commence on October 1, 2024 and continue until September 30, 2025, unless earlier terminated in accordance with Section 7 (the “Term”). Any extension of the Term will be subject to mutual written agreement between the Parties.

2.	Nature of Services: The Consultant shall render to the Company the services set forth on Schedule I attached hereto (the “Services”) during the Term (it being understood and agreed that the Consultant is free to tender the same or similar services to any other entity selected by it). The Company shall not control the manner or means by which the Consultant performs the Services.

3.	Responsibilities of the Company: The Company shall provide the Consultant with access to all of the Company’s materials, information and systems in a timely manner to the extent necessary to perform the Services. In addition, executive officers and directors of the Company shall make themselves available for personal consultations with the Consultant, subject to reasonable prior notice, pursuant to the request of the Consultant.

4.	Representations of the Consultant: The Consultant hereby represents to the Company that he (i) is under no obligation or arrangement (including any restrictive covenants with any prior employer or any other entity) that would prevent him from providing consulting services to the Company or that would adversely impact his ability to perform the expected services for the Company; (ii) all Services shall be Consultant’s original work and none of the Services will infringe, misappropriate or violate any intellectual property or other right of any person or entity; (iii) shall perform all Services hereunder in a competent and professional manner and shall devote sufficient resources to ensure that the Services are performed in a timely and reliable manner; (iv) agrees to abide by and comply with all requests from the Company with respect to the performance of the Services hereunder; and (v) agrees to comply with all applicable laws, regulations and rules which may be in effect during the term of this Agreement as it concerns the subject matter of this Agreement.

5.	Compensation: As full compensation for the Services, and other services which may be provided to the Company from time to time during the Term upon agreement of the Parties, the Parties mutually agree that the Consultant will be entitled to the following compensation:

a)	A retainer of $15,000 (the “Retainer”) due upon execution of this Agreement;

b)	A fixed fee of $16,000 per month (the “Fees”) due on the first day of each month, commencing on October 1, 2024 and ending on September 1, 2025; and

c)	During the Term, the Consultant may be eligible for (but not entitled to) special performance bonuses, in such form and amount negotiated between the company and the consultant.

6.	Expenses: The Company shall also reimburse the Consultant for actual out-of-pocket and reasonably documented expenses including, but not limited to, facsimile, postage, printing, photocopying, meals and entertainment, incurred by the Consultant with the prior consent of the Company and in connection with the performance by the Consultant of his duties hereunder. The Company shall also reimburse the Consultant for the costs of all travel and related expenses incurred by the Consultant in connection with the performance of his services hereunder, provided that all such costs and expenses have been authorized, in advance, by the Company, and the Consultant shall not expend more than $100.00 for expenses without the prior written approval of the Company, which may be in the form of an email.

7.	Termination: Either Party may terminate the agreement at any time upon 30 calendar days’ advance written notice to the other Party. The Company shall pay the Consultant on a pro-rata basis any Fees then due and payable for any Services completed up to and including the effective date of such termination. Upon termination of the Term for any reason, the Consultant shall return immediately to the Company all documents, property, and other records of the Company, and all copies thereof, within the Consultant’s possession, custody or control. If either Party breaches a material provision of this Agreement, the other party may terminate this Agreement upon five (5) days’ notice, unless the breach is cured within the notice period.

8.	Indemnification: The Parties shall defend, indemnify, and hold each other and their respective affiliates, and their respective officers, director, employees, agents and controlling persons (the Parties and each such other persons and entities being an “Indemnified Party” for the purposes of this section) harmless from and against any and all losses, claims, damages, liabilities, costs and expenses (including but not limited to reasonable attorneys’ fees and costs) incurred by the Indemnified Party as a result of any claim, judgment or proceeding against the Indemnified Party arising out of: (a) the other Party’s breach of any representation, warranty or obligation under this Agreement; and (b) bodily injury, death of any person or damage to real or tangible, personal property resulting from the other Party’s acts or omissions; provided that, the other Party shall not be liable for any of the foregoing to the extent arising from gross negligence or willful misconduct on the part of the Indemnified Party. The Indemnified Party shall promptly notify the Party from which it is seeking indemnification, in writing, of any such loss, claim, damage or liability as it is incurred and provide such Party with the opportunity to defend against or settle such matter with counsel of its choice. Any Party against whom indemnification may be sought shall not be liable to indemnify or provide contribution for any settlement effected without such Party’s prior written consent. The Company may satisfy such indemnity (in whole or in part) by way of deduction from any payment due to the Consultant.

9.	Relationship of the Parties: The Consultant an independent contractor of the Company, and this Agreement shall not be construed to create any association, partnership, joint venture, employment, or agency relationship between the Consultant and the Company for any purpose. The Consultant is solely responsible for all taxes, withholdings and other statutory, regulatory or contractual obligations of any sort relating to his compensation hereunder (including, but not limited to, those relating to workers’ compensation, disability insurance, Social Security, unemployment compensation coverage and income taxes), and is not entitled to participate in any employee benefit plans, fringe benefit programs, group insurance arrangements or similar programs of the Company. The Consultant has no authority (and shall not hold itself out as having authority) to bind the Company and the Consultant shall not make any agreements or representations on the Company’s behalf without the Company’s prior written consent; provided, however, that the Company expressly authorizes the Consultant to sign, as Chief Financial Officer, reports and filings of and on behalf of the Company with the Securities and Exchange Commission. This Agreement and the services contemplated hereunder are personal to Consultant and Consultant shall not have the right or ability to assign, transfer or subcontract any rights or obligations under this Agreement without the written consent of the Company. Any attempt to do so shall be void. The Company may fully assign and transfer this Agreement in whole or part.

10.	Complete Agreement: This Agreement contains the entire Agreement between the Parties with respect to the contents hereof, and supersedes all prior and contemporaneous agreements and understandings between the Parties with the respect to such matters, whether written or oral. This Agreement may only be amended, modified, or supplemented by an agreement in writing signed by each Party, and any of the terms thereof may be waived, only by a written document signed by each Party or, in the case of waiver, by the Party or Parties waiving compliance.

11.	Counterparts: This Agreement may be executed in two or more counterparts and by electronic or facsimile signature, each of which shall be deemed an original and all of which shall constitute one Agreement.

12.	Survival: Any termination of this Agreement shall not, however, affect the on-going provisions of this Agreement which shall survive such termination in accordance with their terms.

13.	Disclosure; Confidentiality: Any financial advice rendered by the Consultant pursuant to this Agreement may not be disclosed publicly in any manner without the prior written approval of the Consultant, unless required by law or statute or any court, governmental or regulatory agency. The Consultant acknowledges that he will have access to information that is treated as confidential and proprietary by the Company including, without limitation, information pertaining to business strategies, finances, or operations of the Company and its affiliates, in each case whether spoken, written, printed, electronic, or in any other form or medium (collectively, the “Confidential Information”). All Confidential Information made available to the Consultant by the Company will be treated by the Consultant as strictly confidential. The Consultant agrees not to disclose Confidential Information or permit it to be disclosed, in whole or part, to any third party without the prior written consent of the Company in each instance, and not to make use of any Confidential Information other than in connection with its performance of this Agreement, provided however, that any Confidential Information may be disclosed if required by applicable law or regulation, or pursuant to the valid order of a court of competent jurisdiction or an authorized government agency, provided that the disclosure does not exceed the extent of disclosure required by such law, regulation, or order. The Consultant shall notify the Company immediately in the event he becomes aware of any loss or disclosure of any Confidential Information. “Confidential Information” shall not include any information which (i) is or becomes generally available to the public other than as a result of a disclosure by the Consultant; (ii) was available to the Consultant prior to its disclosure to the Consultant by the Company, provided that such information is not known by the Consultant to be subject to another confidentiality agreement with another party; or (iii) becomes available to the Consultant on a non-confidentiality basis from a source other than the Company, provided that such source is not bound by a confidentiality agreement with the Company. Consultant understands that pursuant to the federal Defend Trade Secrets Act of 2016, Consultant shall not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that (A) is made (i) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney; and (ii) solely for the purpose of reporting or investigating a suspected violation of law; or (B) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. Consultant further understands that nothing contained in this Agreement limits Consultant’s ability to communicate with any federal, state or local governmental agency or commission, including to provide documents or other information, without notice to the Company.

14.	Notices: Any or all notices, designations, consents, offers, acceptance or other communication provided for herein shall be given in writing and delivered in person or by registered or certified mail, return receipt requested, directed to the address shown below unless notice of a change of address is furnished:

If to Consultant:

[Omitted]

If to Company:

CERo Therapeutic Holdings, Inc.

201 Haskins Way, Suite 230

South San Francisco, CA 94080

15.	Severability: Whenever possible, each provision of Agreement will be interpreted in such manner as to be effective and valid under applicable law. If any provision of this Agreement is held to be invalid, illegal or unenforceable in any jurisdiction, such invalidity, illegality, or unenforceability shall not affect any other term or provision of this Agreement or invalidate or render unenforceable such term or provision in any other jurisdiction.

16.	Miscellaneous:

a)	All final decisions with the respect to consultation, advice and services rendered by the Consultant to the Company shall rest exclusively with the Company, and the Consultant shall not have any right or authority to bind the Company to any obligation or commitment.

b)	The Parties hereby agree to submit any controversy or claim arising out of or relating to this Agreement to final binding arbitration administered by the American Arbitration Association (“AAA”) under its Commercial Arbitration Rules, and further agree that immediately after the filing of a claim as provided herein they shall in good faith attempt mediation in accordance with the AAA Commercial Mediation Rules; provided, however, that the proposed mediation shall not interfere with or in any way impede the progress of arbitration. The Parties also agree that (i) the AAA Optional Rules for Emergency Measures of Protection shall apply to any proceedings initiated hereunder; (ii) the arbitrator shall be authorized and empowered to grant any remedy or relief, which the arbitrator deems just and equitable in nature, including, but not limited to, specific performance, injunction, declaratory judgment and other forms of provisional relief in addition to a monetary award; (iii) the arbitrator may make any other decisions including interim, interlocutory or partial findings, orders and awards to the full extent provided in Rule 45 of the Commercial Arbitration Rules; and (iv) the arbitrator shall be empowered and authorized to award attorneys’ fees to the prevailing Party in accordance with Rule 45.

c)	This Agreement and all related documents including all schedules attached hereto and all matters arising out of or relating to this Agreement and the Services provided hereunder, whether sounding in contract, tort, or statute, shall be governed by and construed in accordance with the laws of the State of Delaware without giving effect to any provision of law or rule (whether of the State of Delaware or any other jurisdictions) that would cause the application of the laws of any jurisdictions other than the State of Delaware. Any arbitration or mediation inherited by the Parties as provided herein shall be filed and maintained exclusively with the American Arbitration Association’s offices located in the state of Delaware and the Parties further agree that the provisions of Section 16(c), may be enforced by any court of competent jurisdiction, and the Party seeking enforcement shall be entitled to and award of all costs, fees and expenses, including attorneys’ fees, to be paid by the Party against whom enforcement is ordered.

(signature page on next page)

Agreed and accepted on September 30th, 2024 by and between:

CERo Therapeutic Holdings, Inc.		Consultant

By:	/s/ Brian Atwood	By:	/s/ Andrew Kucharchuk
Name:	Brian Atwood		Andrew Kucharchuk
Title:	Chair, President and CEO